BOKF remains confident about its energy portfolio
A note from Chief Financial Officer Steven Nell

The company’s outstanding energy loans totaled $4 billion or 18% of total loans at December 31, 2019. Approximately $3.1 billion or 79% of energy loans were to oil and gas producers. The majority of this portfolio is first lien, senior secured, reserve-based lending, which we believe is the lowest risk form of energy lending. Approximately 58% of the committed production loans are secured by properties primarily producing oil. The remaining 42% are secured by natural gas. Loans to midstream and energy services are 15% and 6% respectively.

While the recent price decline causes more uncertainty, there are a number of factors specific to BOK Financial that we believe mitigate the risk. Below, we have highlighted our assessment of the impact from a short-term and a long-term perspective.

Short-term impact:

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As we have said in the past, the duration of the downturn is a more significant factor affecting performance than the level of prices. The downturn was long in 2014-2017, and while we experienced elevated charge-off levels during this period for energy, overall bank charge-offs remained consistent with historical levels over the last 20 years or so. If the drivers of this sharp downturn are short-term then we do not expect significant losses.

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While the price decline is meaningful, the curve is now in contango - the forward price is more than the current spot price. While the market focus is on the near-term price, (2Q20 swap price is down 17% from Friday’s close) as you move farther out the curve the price drop is less severe, (2022 swaps are available for $43.59 or down 7.8% from Friday’s close).

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95% of our customers have some level of hedging in the 12-month range and many of them carry into the 24-month range, which is an improvement relative to what we saw heading into the 2014-2017 cycle. This reduces their exposure to price changes in the short run.

•	As noted above, 42% of our portfolio is gas. While gas prices have been under pressure, the price curve has not been impacted by the latest Saudi/Russian dispute.

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Over the past 18 months, most producers have slowed drilling to work towards operating within free cash flow and some debt reduction. This action was driven in part by lack of access to capital markets and closed A&D markets as opposed to concerns over prices. This could reduce risk in the short term as drilling will likely decline further.

•	The biggest short-term issue is the lack of access to capital. Companies do not have as many opportunities for capital as they had in 2014-2017.

Long-term impact:

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We would expect that if the coronavirus epidemic fades and Saudi/Russia dispute settles, oil prices will return to the levels seen late last year. Prices at that time were not exceptionally high and our portfolio was performing at an acceptable level.

•	If it does lead to a longer-term recession, we believe our credit culture, which has generally out performed in down times, will continue to do so.

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One issue to consider, as energy price expectations and economic outlooks change as a result of the oil price shock, we will likely see higher provisions due to the nature of CECL, which will have an impact on earnings earlier in the cycle than in the past.

It is still too early to quantify the potential impact with any useful degree of accuracy, but I’ll remind you of a common phrase you heard from us in 2014-2017-it is not how low, it is how long. We believe the duration of the downturn is the key input needed to assess credit risk or risk of an economic slowdown in our footprint. To that end, we see two distinct risk periods. The first is if commodity prices return to a normalized, stable level over the next 90 days, in which case expect to see more limited actual losses in the portfolio, and no significant economic slowdown within our footprint. The second is if the commodity prices remain depressed, resulting in an economic downturn that extends beyond 12 months, in which case outcomes are obviously more difficult to predict. At that point, we would be more likely to see loss content in the portfolio and a greater impact on the overall economy, and in turn lower loan demand. However, at present, we remain disciplined in our underwriting, are doing business with high-quality borrowers, and will work to weather this commodity downturn as we have many times throughout the decades.

Forward looking statements: This statement contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the general economy, BOK Financial, the financial services industry, oil and gas pricing and the short and long term effects of such pricing on the oil and gas industry, the BOK Financial regional economy, the BOK Financial energy loan portfolio and BOK Financial customer generally.. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,”  “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses (including those specifically related to the oil and gas industry), allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in commodity prices, interest rates and interest rate relationships, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.